Exhibit 10.1

6/1/2012

Via Email: ogle.bill@yahoo.com

Bill Ogle

4008 Miramar Ave.

Dallas, TX  75205

Dear Bill:

On behalf of Blue Calypso, Inc. (“Blue Calypso” or “Company”), I am pleased to offer you (“you” or “Employee”) the position of President/Chief Executive Officer (“CEO”) based in Dallas, Texas and reporting to the Board of Directors (the “Board”) of the Company.  In addition to the CEO position, upon your official start date (the “Start Date”), you will be appointed as a director of the Company.  Your duties and responsibilities include: business strategy and direction; overall development and execution of the business plans and objectives across the Company under the directions and subject to approval by the Board; driving sales growth and expanding partner and customer base; capital structure and fundraising; overall management and supervisory responsibility for all direct reports, and other duties and tasks incident to the office of CEO as may be otherwise reasonably designated by the Board from time to time.

The terms of your offer are set out below.  You will be provided with benefit details separately.  The benefits and the payment therefore will be no less than those available to other C-level employees of the Company.

Irrevocable Offer

The Company acknowledges that you are currently employed and will be foregoing continued employment if you accept employment with the Company.   In consideration of this fact, you will have until June 1, 2012 to accept this offer of employment (“Offer Period”).   This offer is irrevocable and will remain open throughout the Offer Period.   If you do not accept the offer at the expiration of the Offer Period, the offer may be rescinded.

Annual Base Salary:	$400,000.00 annually, paid semi-monthly in accordance with the Company’s standard payroll practices. Your Annual Base Salary can be increased but not decreased.

Incentive Compensation:

In addition to base salary, your compensation will consist of an annual incentive-based portion that will entitle you to earn equity based compensation with a target value of 100% of your base annual salary, with an upper limit of 200%, determined and administered by the Board in its sole discretion.  This incentive-based compensation will be subject to meeting or exceeding reasonable financial and non-financial annual milestones established and mutually agreeable by you and the Board.  These milestones will be agreed upon no later than 60 days after your start date.  Such incentive-based equity compensation may be paid in the form of shares of common stock of the Company (“Common Stock”) or cash.

Your performance and compensation shall be reviewed periodically and evaluated on the basis of your overall contributions to the growth and operating results of the Company.  Any change in compensation (whether cash or equity) or other consideration shall be at the sole discretion of the Board.  Your compensation, however, can be increased but not decreased.

Equity Participation*:

Pursuant to the Blue Calypso, Inc. 2011 Long-Term Incentive Plan (the “Plan”), the Company will grant you Restricted Stock (“RS”) (as defined in the Plan) with underlying shares of Common Stock equal to seven percent (7%) of total issued and outstanding shares of Common Stock and Warrants (the “Proposed Award”)(1) calculated as of Start Date.  The actual number of RS shares granted will depend on the actual date of grant.  However, by way of example only, as of the date of this offer, the Proposed Award would consist of RS shares that relate to approximately twelve and one half (12.5) million shares of Common Stock as calculated on March 5, 2012.  Your Proposed Award would be subject to vesting as follows: (i) one-third of the RS shares would vest on the one year anniversary of the actual date of grant as approved by the Board (the “Initial Vesting Date”); and (ii) the remaining two-thirds of the RS shares would vest pro-rata in eight (8) equal installments with each installment vesting on the last day of each calendar quarter (the “Subsequent Vesting Dates”) for the eight calendar quarters beginning on and after the Initial Vesting Date, subject to terms and conditions of the Plan and the form of award agreement.  This means that you will be required to provide continuous service to the Company through each vesting date in order for the RS shares to vest as provided above. If prior to the third anniversary of the date of grant a Change in Control occurs, then vesting and settlement of the RS shares shall accelerate in full on the effective date of such Change in Control, provided that you are providing services to the Company on the

* Please note that the Proposed Award will be subject to a strict tax law that governs nonqualified deferred compensation, known as Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Section 409A generally will prevent the Company from making any changes to the Proposed Award once it is granted without triggering adverse tax consequences to you (i.e., additional tax liability of approximately 20% to 30% over ordinary income tax rates).  Thus, if you accept the terms of this Proposed Award, please note that the Company will not be able to change the date that the shares will be delivered to you or terminate the Proposed Award and grant you a new award.  The Company recommends that you consult your own tax advisors regarding the tax impact of this Proposed Award to you.

(1) “Cause” means (i) your failure to substantially perform your duties with the Company, which failure has not been cured by you (if cure is possible) within 30 days after a written demand for substantial performance is delivered to you by the Company detailing the performance deficiencies; (ii) your willfully engaging in conduct that is materially harmful to the Company (including its finances, reputation or otherwise); (iii) your taking (or attempting to take) a business opportunity of the Company, including your obtaining or attempting to obtain any improper personal profit in connection with any transaction entered into on behalf of the Company; (iv) your taking (or attempting to take) for your personal benefit any funds or property belonging to the Company for an improper purpose; or (v) your conviction of, or entry by you of a guilty or no contest plea to, a misdemeanor (involving moral turpitude or fraud) or a felony, or any other crime with respect to which imprisonment is a possible punishment.  References in this definition to the “Company” include the Company’s affiliates.

date of such Change in Control, and you have not been terminated without cause or by you without Good Reason.

Annual Equity Award:

You will also be offered additional annual equity awards of up to two hundred percent (200%) of your base salary subject to mutually agreeable and reasonable targets beginning in 2013.  Such additional awards will be subject to vesting acceleration in the event of a Change of Control.

Signing Bonus Award:

You will receive a stock option grant equivalent to three percent (3%) of the issued and outstanding shares and warrants calculated as of, and delivered on your start date (“Signing Bonus Award”). The Signing Bonus Award will be in the form of stock options with a grant price of $.10 which are immediately vested.  Signing Bonus Award will include the ability to perform a “cashless exercise”.

Reimbursement Expenses:

Subject to such rules and procedures as from time to time are specified by the Company, the Company shall reimburse you on a monthly basis for reasonable business expenses necessarily incurred in the performance of your duties under this Agreement.

Severance:

If you are terminated without Cause(1) or you terminate your employment for Good Reason(2) the Company will pay you your base salary in accordance with standard payroll events for twelve (12) months from the date of your separation (“Severance Period”) and you shall be eligible to earn and receive any Incentive Compensation subject to the targets being achieved .  Additionally, your RS and equity grants will continue to vest for eighteen (18) months from the date of your termination without Cause or for Good Reason.  During the Severance Period, the Company will pay the premiums for health insurance coverage substantially similar to that provided to you and your dependents as of the date of termination under the Company’s group health and medical policies, for so long as you elect to continue such coverage.

Vacation/Sick Time:	You will be entitled to four (4) weeks of paid vacation per year. Unused vacation time may not be carried over to the next calendar year and you cannot receive cash compensation for days not used.

Insurance Benefits:	Blue Calypso provides a comprehensive medical/dental program to all eligible employees. Program details will be made available to you upon request.

(2)  You may resign and terminate your employment with the Company for “Good Reason.”  You shall have “Good Reason” to effect a termination in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due hereunder or, (ii) requires you to relocate more than 50 miles from the greater Dallas, Texas area, or (iii) diminishes the functional responsibilities of your position in a substantial and negative manner; or (iv) becomes insolvent or there is a bankruptcy filing by the Company, or (v) you are prevented from or not allowed to perform the material duties of a CEO of a company.

Dispute Resolution:

We recognize that there are matters in this Offer which require agreement between you and Blue Calypso.  In the event we are unable to agree on any such matters, we can jointly select a person to break the deadlock. The decision of such additional person shall be binding on us.  If we do not mutually agree on such additional person within five (5) business days of the date of the deadlock, we will each designate a representative within seven (7) business days from the date of the deadlock.  Those designated representatives will then select an additional representative within ten (10) business days from the date of the deadlock. The representatives will make the decision on the matters on which we could not agree. The decision of the majority of the representatives shall be binding on us. The additional person or the representatives (whichever is applicable) must be a certified public accountant or attorney licensed by and practicing in the State of Georgia for a minimum of ten (10) years.  Any cost associated with the efforts of such accountant(s) or attorney(s) shall be paid by Blue Calypso.

Board of Director Seats:

As the President and CEO of the Company, it will be imperative that members of the Board of Directors have the broadest experience base to give council to the CEO.  Therefore, within 90 days of your start date, you may appoint up to three members of the Board of Directors, replacing the current Board by mutual consent and agreement of yourself and the Chairman, Andrew Levi. The new Board of Directors will total 5, including the three outlined in this paragraph, the CEO, as well as Andrew Levi.

Blue Calypso is an Equal Opportunity Employer.

We are very excited that you are joining our team at Blue Calypso.  Please acknowledge your acceptance of this offer by signing below and delivering a copy to me via email.

Sincerely,

Andrew Levi, CEO

Employee agrees that [he OR she] will not use, in connection with employment hereunder, any materials that may be construed to be confidential information or trade secrets owned by a competitor.  Employee further represents that [he OR she] is not prohibited from performing under the terms of this agreement by: (a) any contracts, written or oral, or amendments or modifications thereto, between [himself OR herself] and a competitor of Blue Calypso or any predecessor, successor, subsidiary, or affiliate of a competitor, or (b) any continuing obligation or restriction of any contract, statute, or common law duty to which Employee may be subject with respect to any confidential information or trade secret owned by any person or entity, or any other current or former employer or partner.  Employee acknowledges and agrees that any action [he OR she] may take in violation of any contract, statue or common law duty that obligates him/her not to disclose or use any confidential information or trade secret owned by another is expressly outside the scope of employee’s employment with the Company.

I hereby agree to the terms of this offer of employment:

Signed:

Print Name:

Date:                               , 2012